Exhibit 10.26
INTERNATIONAL ASSIGNMENT
Letter of Understanding
January 13, 2010
Robert W. Peterson

Dear Bob,
This letter describes the general parameters and conditions of our offer to you for a temporary international assignment with Piper Jaffray & Co. (“Piper Jaffray”).
The items in this letter agreement do not create a contract of employment, but simply seeks to confirm the conditions that pertain to your international assignment and to provide a clear outline of international assignment details, describing items such as compensation, benefits, start date and an expected assignment completion date. Nothing in this letter shall be construed as a limitation on the Piper Jaffray at-will employment policy.
To the extent applicable, this agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or guidance that may be issued after the date of this letter.
In the event of any change in circumstances, or additional matters not known at this time, Piper Jaffray reserves the right to make adjustments to this agreement. The agreement will be reviewed on semi- annual basis and your assignment allowances may be adjusted accordingly based on changes to your base salary, family status and currency fluxuations.
For the purposes of this letter, “Home Country” will mean the United States (“U.S.”) and “Host Country” will mean United Kingdom (“UK”).
During your assignment, you will continue to be an employee under the terms and conditions of your existing employment with Piper Jaffray.
Assignment Description
The following provisions will apply during your assignment in London, United Kingdom. You will be employed as a Global Head of Equities, reporting to Tom Schnettler, (or his successor) as President and Chief Operating Officer.
As Global Head of Equities, you will be responsible for:
•	Leading equities resources globally

Robert W. Peterson

•	Accelerating the development of our equities businesses in Europe and Asia, leveraging best practices across business units

•	Leveraging global distribution of equity research and cross-border trade execution capabilities

•	Appointing, reviewing and compensating U.S., European and Asian equities team heads

•	Setting goals/priorities for account coverage, industry coverage, productivity, profitability and ROE

•	Allocating incentive compensation resources

•	Developing and enhancing key institutional investor client relationships

•	Collaborating with regional CEOs on the above responsibilities
Your assignment will commence as of February 11, 2010. Minneapolis, Minnesota, United States of America, (U.S.) will be considered as your point of origin, and the location to which we will return you and your family upon final repatriation.
Your assignment is expected to have a maximum duration of 24 months. Piper Jaffray will endeavor to give you reasonable advance notice of 60 days regarding the anticipated end of assignment.
For purposes of this assignment, your family unit will include yourself and:
•	[ ]

•	[ ]

•	[ ]
Compensation Overview
Base Salary
Your base salary in London will be USD $225,000 per year, or USD $9,375 per semi-monthly pay period, less hypothetical tax and hypothetical housing charges, as defined later in this letter. The equivalent annual salary based on currency as of January 12, 2010 will be £139,607.
Your future performance reviews and any salary increases will be determined by your home country manager and will be administered according to your home country compensation policies and guidelines.
Bonus/Incentive Compensation
You will continue to be included in your current incentive plan program during your assignment in London, paid by Piper Jaffray & Co. (less required and authorized deductions), and paid in USD ($), in the form of a cash bonus and equity award. The equity award may take the form of restricted stock, stock options, or other stock-based award. All equity awards are subject to approval by the CEO and/or the Compensation Committee of the Board of Directors of Piper Jaffray Companies and will be subject to the terms and conditions of the applicable plan and the applicable award agreement.
Both the cash bonus and any equity award will be payable and/or made at such time that Piper Jaffray pays its bonus compensation and makes its equity awards with respect to the calendar year performance. Historically we have paid the cash bonus awards and equity awards granted by Piper Jaffray by February 28th of the subsequent year, but in any event such awards will be paid not later than March 15 following the performance year.

Robert W. Peterson

Registration Requirements
Your offered position requires you to be licensed and/or authorized by one or more appropriate regulatory authorities. It is our expectation that you take all of the necessary means to maintain your active status and meet the qualifications standards for all of the required registrations for this position going forward. Compliance will discuss with you the necessary licenses.
Proxy Statement Disclosure
During your assignment in London, you will receive additional amounts related to this assignment that are required to be disclosed in the annual proxy statement of Piper Jaffray Companies. Piper Jaffray will provide you a copy of this disclosure for your information prior to filing the annual proxy statement with the Securities and Exchange Commission.
Benefits
During your assignment in London, you will remain on a home country-like benefit plan, designed for expatriate assignments, offered by Blue Cross Blue Shield. You will be contacted regarding this plan shortly. Your contributions to those plans will be deducted on a semi-monthly basis from your U.S. paid compensation.
Pre-Departure and Relocation
Pre-Assignment Consultation
You should meet with Mimi Bekele from Human Resources to discuss your international assignment. The orientation is designed to provide you with valuable information regarding your international assignment, as well as give you an opportunity to address any unique circumstances that may exist and require special handling. Such issues should be raised and addressed as early as possible to ensure a timely resolution.
Tax Briefing
You are required to meet with a representative from KPMG, the Piper Jaffray-designated tax consultant for an initial review of Piper Jaffray tax policies and practices before departure. This tax consultation also provides you with an opportunity to understand the tax issues related to your international assignment. Personal information is held in strict confidence and is not shared with Piper Jaffray.
Homestead Exemption
Minnesota offers a “homestead exemption” which reduces the amount of real estate taxes due on a taxpayer’s principal residence. In order to claim the homestead exemption, the taxpayer generally must reside in the property and it must be used as the taxpayer’s principal residence. Claiming the homestead exemption generally results in the taxpayer being considered a resident of the state and therefore subject to state tax on worldwide income. This results in an additional tax burden for the Company.
To minimize the Company’s exposure to state income tax, we request that you revoke the homestead status. Further explanation will be provided by KPMG.
Medical Examination
It is suggested that you have a medical examination prior to your assignment in London. You should also ask to be informed of necessary precautions and receive any required vaccinations/inoculations. Piper Jaffray pays for the cost of the medical examination, if not covered by insurance.

Robert W. Peterson

Travel and Immigration Documents
It is your responsibility to ensure that you and your family members have [a] passport[s] valid for at least six months beyond the start date of your assignment.
You are responsible for coordinating with Nicole Godbe, from the Piper Jaffray General Counsel department and Ula Harris, HR Manager as soon as possible to secure these documents, as obtaining them may be a very lengthy process. Piper Jaffray pays for the cost of obtaining all necessary travel, immigration documents, and host country work-permit matters related to this assignment for you and your family members.
Will Preparation and Estate Planning
As the laws are different in every country, Piper Jaffray recommends that you either have your will reviewed or that you prepare a will (if you have not already done so) before you start your assignment. This helps to ensure that your wishes are carried out and the law of the host country regarding the distribution of assets is not automatically implemented.
As estate and wealth tax laws vary in every country, Piper Jaffray highly recommends that you make appropriate arrangements regarding your estate, reflecting those laws before you begin your assignment.
Piper Jaffray does not provide a separate allowance for the review or writing of such documents. However, you may use your relocation allowance, which is designed for costs not specifically covered in this letter for this type of expense (see “Relocation Allowance”).
Pre-Assignment Trip
You and Jenny Peterson may make a preliminary visit to the host country for a maximum of 7 days. The purpose of this trip is to find appropriate housing, visit schools (if applicable), and become acquainted with the living environment in the assignment location. Travel arrangements and reimbursements should be made according to the Piper Jaffray business travel policy in effect at that time. Please contact Piper Travel Services to make the appropriate travel arrangements.
Shipment and Storage of Household Goods and Personal Effects
Shipment of Household Goods
Piper Jaffray will provide transportation of your household goods to London. Weichert Relocation Services will coordinate the shipment of your household and personal effects to London. A Weichert representative will contact you to make the necessary arrangements.
The Company will pay for shipping of personal belongings to London. Please understand that due to space limitations of the shipping containers and other methods used, you may not be able to move all of your personal belongings. Your allowance for shipping of personal and household goods is $42,000 and may be subject to revision based on final move estimates from Weichert Relocation. Again, a Weichert relocation counselor will walk through customary and acceptable items related to your move.
Piper Jaffray protects the value of your shipment based on inventory. Piper Jaffray will not replace high-value items such as securities, cash, art, heirlooms, precious jewelry, or other items that are easily damaged or pilfered.

Robert W. Peterson

Shipment of Pets
Unfortunately, Piper Jaffray does not encourage the shipment of pets. Host Country laws, which often include lengthy quarantine periods, make the transportation of pets into a foreign country difficult at best. Piper Jaffray does not reimburse costs associated with the shipment of pets. However, you may use your relocation allowance, which is designed for costs not specifically covered in this letter for this type of expense.
Should you choose to ship pets to the assignment location, you are strongly encouraged to familiarize yourself with the customs, quarantine restrictions, and requirements for bringing animals into London. Again, Piper Jaffray will assume no responsibility regarding the shipment of your pets.
Home-Country Property
Due to the temporary nature of international assignments, you are encouraged to review the issues surrounding selling or renting your home while on international assignment. You should consider future housing needs and the likelihood of returning to the same area; continued build up of equity and potential housing market appreciation; risk of depreciation of property or neighborhood, physical damage, excessive repair or maintenance expenses, proper management; lower or higher interest rates upon return and the ability to assure equity investment yields sufficient to cover a down payment upon repatriation; and tax consequences of a sale.
It is our understanding that you have decided to keep your home country residence while on assignment. Piper Jaffray will pay for property management services for your residence and cabin during the term of your assignment. Piper Jaffray will reimburse actual expenses related to property management up to $5,000 per year.
Home-Country Vehicle Reimbursement
Upon providing lease termination documents, Piper Jaffray will reimburse you up to $6,000.
Post Office Box
You will receive reimbursement for post office box rental up to $176 per year.
Relocation Allowance
The relocation allowance is intended to compensate for a variety of individual miscellaneous expenses, not specifically reimbursed or covered elsewhere in this letter. You will be provided the following relocation allowances: $15,000 on January 15, 2010 and $15,000 upon completion of the assignment.
Examples of the types of expenses that this allowance is designed to cover includes, but is not limited to:
■	Extra child care expenses while supervising packing, locating a new home, etc.;

■	Alteration/installation of rugs and draperies;

■	Installation and maintenance of appliances;

■	Purchase of special clothing and small appliances;

■	Expense of additional housecleaning;

■	Cost of additional luggage;

■	Telephone installation charges;

■	Bank charges associated with opening new accounts transferring funds, etc.;

■	Fees for deposits for connecting services;

Robert W. Peterson

■	Licensing and registration costs of automobiles, television sets, and radios, and costs of drivers’ licenses;

■	Household cleaning at housing accommodations in both home and host countries;

■	Losses on club fees and dues;

■	Fees associated with the review or drafting of a will;

■	Shipment of pets;

■	Pressing clothes; and

■	Electrical conversion equipment.
Travel to London
Air transportation will be provided for you and your family members when you travel from Minneapolis to London at the beginning of your assignment. Class of travel will be business class.
In addition to the airfare, Piper Jaffray will pay for ground transportation to and from the airport, as well as meals and other miscellaneous expenses based on Piper Jaffray business travel policy.
During Your Assignment in London
Destination Services/Host-Country Orientation
You are entitled to services provided by Weichert Relocation Services in London to assist you and your accompanying family members in settling into the new environment and culture. This typically includes:
■	School selection;

■	Home-finding assistance and lease negotiation;

■	Orientation for political, cultural, practical purposes;

■	Automobile rental/purchase;

■	Telephone and utility installation assistance;

■	Shopping recommendations;

■	Assistance with opening bank accounts, obtaining driver’s licenses, local government paperwork, etc.; and

■	Health care and leisure activity guidance.
The services offered will vary by location and is usually provided during the pre-assignment trip to the host country.
Leasing of Furnishings
Leasing of furnishings for rental home in London will be available until your shipments of household goods arrive. You have two furnishing options to choose from, Traditional Package vs. Contemporary Package. A Weichert representative will contact you to make the necessary arrangements.

Robert W. Peterson

Cost-of-Living Allowance / Goods and Services Differential
You will receive a goods and services differential payment in the amount of $35,335 per year, or $2,944.58 per month, to offset the differences in the cost of living between the home and host country locations. Generally, the purpose of the differential is to cover the excess cost of personal expenditures in the host country. These costs include items such as food at home and away from home, furnishings and household operations, clothing, medical and personal care, as well as recreation.
The differential payment is subject to change, up or down, depending on the foreign exchange rate and comparative prices in the two locations, based on the results measured by ORC. The differential may be adjusted once every 12 months in accordance with the newly published ORC indices and exchange rates. More frequent adjustments can be made at the discretion of Piper Jaffray should significant geopolitical or other local circumstances warrant consideration.
The differential may also be adjusted if one or more of the following elements changes:
■	Base salary;

■	Family size on assignment; or

■	Re-assignment to another location.
The differential payments commence on the combination of the date of transfer to the host country and upon termination of temporary living expenses and continue throughout the assignment, including periods of temporary absence from the host country such as business travel, home leave, and vacations, and end on the day temporary living begins for repatriation.
Housing in London
Reasonable and customary accommodations will be sought for you and your accompanying family members respective of your family size, location to work, availability of public transportation, community resources, and of course, general safety of you and your family members.
There may be significant tax consequence associated with the purchase of housing in a host country. Accordingly, purchasing of housing in the host country is strongly discouraged and if you choose to purchase housing in the host country, please be advised that:
■	No housing benefit (as described in this section) will be provided;

■	No assistance will be provided for the purchase, sale, or operation of such housing;

■	Any costs arising from such home ownership will be borne entirely by the you (including closing costs of either purchase or sale);

■	The Company recognizes no responsibility for losses on such housing (whether those losses are a result of market conditions, exchange rate fluctuations, taxes or any other cause); and

■	Should the purchase of housing increase your tax liability in the host country, you will also be responsible for this increased cost.
Home Country Housing Allowance
It is Piper Jaffray’s intent that you live in secure housing in London with consideration for your salary, family size, availability, and other special needs, including dependent education requirements.
During your assignment Piper Jaffray will pay a net monthly housing allowance not to exceed £13,000 to cover housing costs, including taxes for you and your family members. This amount is determined

Robert W. Peterson

by reasonable housing expenses in London. In addition, Piper Jaffray will pay the security deposit and any other one-time fees related to your housing.
In London, as long as you can prove that your actual expenses are at least £13,000 per month, this allowance remains a non-taxable benefit to you. Piper Jaffray will make the payment directly to your landlord. You will be required to provide the appropriate documentation, generally expected to be a copy of your executed lease, as well as obtain the appropriate rental receipts as requested by KPMG to satisfy any tax regulations related to housing allowances. Please provide the necessary documentation on a timely basis as requested either by Piper Jaffray or KPMG.
This housing allowance will be determined at the onset of the assignment, reviewed annually, and expected to remain the same for the duration of your assignment.
Council Tax Charge
You will receive reimbursement for cost of recycling and garbage related services up to $4,830 per year.
Utilities Allowance
You will be reimbursed for the cost of utilities (gas, oil, electricity, water, but excluding personal telephone and internet expenses) up to $583 per month.
Children’s Education Expenses
It is Piper Jaffray’s intent to minimize the disruption of the education of your children in the host country. When the government-subsidized education system (kindergarten, elementary, or secondary/high schools) in the host country do not offer adequate educational facilities, then Piper Jaffray may authorize an educational allowance.
Piper Jaffray pays the allowance for a school that follows the home country or similar educational system not provided through the host country government-subsidized schools.
Education Allowance
Approximately $16,000 per year allowance includes reimbursement of tuition costs, required fees, books, necessary supplies, lab fees, school uniforms (if required), and necessary local transportation for your two children in excess of the costs you had incurred in the home country school. It must be understood that Piper Jaffray intends to pay only the extraordinary expenses resulting from the assignment and does not reimburse expenses incurred beyond that (e.g., for school activities, social events, sports, etc.).
Costs for special school programs, such as remedial reading or testing, which are normally provided without charge in the home country school, may be reimbursed where required.
If an appropriate level of schooling is not available in the host country, Piper Jaffray may reimburse the tuition and boarding costs in the home country with prior approval. If adequate educational facilities are available at or within daily commuting distance of the city of assignment, reimbursement will not exceed the expenses that would have been incurred had your children attended an adequate local school in the assignment location.
Host Country Transportation
You will be provided with a public transportation subsidy in the amount of $140.25 per month. The public transportation subsidy amount is determined using a Company-designated data provider and/or local sources, and paid via the normal pay cycle.
Spousal Allowance
Piper Jaffray will provide reimbursement up to $5,200 per year to cover club membership fees.

Robert W. Peterson

Taxes
While on assignment, you will be governed by the Piper Jaffray tax equalization philosophy. It is the firm’s intent that differences in income tax expense due to your foreign assignment should not result in a significant advantage or disadvantage to you. This philosophy behind tax equalization is that you bear an income tax burden approximately equal to what your income tax would have been had you remained employed in the U.S. during the assignment period. The Company-designated representative will discuss this philosophy and its implications with you during your tax briefing session (see “Tax Briefing” in the Pre-Departure and Relocation section). Tax equalization payments made to you by Piper Jaffray will be made in compliance with Section 409A, as amended (or any successor provision) and will be paid by the end of the calendar year following the year in which your US tax return or tax payments are due, if not earlier.
Tax Preparation Assistance
It is Piper Jaffray policy that you comply fully with all applicable laws and regulations relating to filing procedures and payment of taxes. Therefore, Piper Jaffray provides you with the services of a company-designated tax consultant to assist in preparing home and host country tax returns for the duration of the assignment and, if necessary, any additional years after repatriation to recapture any tax credits carried forward. Tax returns will also be prepared on behalf of your accompanying spouse/partner if separate returns are legally required.
You are responsible for complying with all requirements regarding personal tax filings and payments to each taxing authority to which any such requirement exists. If you fail to provide required tax information, any resulting penalties or interest will be borne by you.
Travelers Insurance
Piper Jaffray provides you with traveler’s insurance in accordance with the Company’s business travel policy.
Time Off
You will be subject to Piper Jaffray’s Personal Time Management (“PTM”) program. While the PTM program does not specifically allocate vacation or sick time, we expect that you will take a reasonable and appropriate amount of time off that is consistent with your individual needs, your personal workflow and the demands of your position and our business environment.
Home Leave Trip
You and your family members will also be entitled to one home leave trip once every 12 months to Minneapolis. Please note that the UK tax charge will arise if the trip is not to Minneapolis. Class of travel will be business class. The actual expenses should be claimed via Piper Jaffray expense reimbursement policy.
Emergency Leave and Evacuation Notice
As an initial precautionary measure, Piper Jaffray strongly urges you and your accompanying family members to register with your home country embassy in the host location upon arrival. Additionally, if you are in an area that is troubled by, or may develop a reasonable potential for war or insurrection, you should have periodic communications with Piper Jaffray so that specific plans may be developed for handling an evacuation of yourself and your accompanying family members should the need arise.
Expenses Related to Evacuation
Should emergency evacuation become necessary because of civil disturbance, war, natural disasters, or other adverse living conditions suddenly imposed on you and your accompanying family members,

Robert W. Peterson

Piper Jaffray will reimburse transportation and living expenses for you and dependents that are at an evacuation point. You should have one or more international credit cards and/or letters of credit so that you have the ability to provide essential emergency funds.
Emergency Family Death Leave
Should the need arise; Piper Jaffray will reimburse transportation expenses for you and dependents. Class of travel will be in accordance with Piper Jaffray travel policy.
Banking Arrangements
To enable you to continue participating in the home-country benefit plans and to meet ongoing obligations in your home country, your payroll will remain in the U.S., and your funds will be deposited into a designated home-country bank account on a per pay-period basis.
Piper Jaffray will pay for up to a maximum of 2 wire transfers per month.
End of Assignment
Resignation/Termination
While on assignment, should you resign to seek other employment while assigned overseas, and you elect to remain at the foreign location to work and live, any and all Piper Jaffray obligations to you will cease on the date of termination.
While on assignment, if you resign to accept an offer of U.S.-based employment already made to you by another company, the firm’s obligation to you will cease on the date of termination, and no further assistance will be provided, and Piper Jaffray will seek reimbursement of all actual pre-move and relocation expenses incurred and or paid to you or paid on your behalf.
Should your employment be terminated by Piper Jaffray while assigned overseas, and you elect to remain at the foreign location to work and live, any and all Piper Jaffray obligations to you will cease on the date of termination.
And finally, if you voluntarily resign and you elect to return to the U.S. without new employment, or should your employment be terminated by Piper Jaffray for any reason while assigned oversees and you elect to return to the U.S., the cost of returning you and your family to a single U.S. location, including the cost of airfare in accordance with travel policy and shipment of household and personal effects will be borne by Piper Jaffray provided the move is commenced within 30 days of the termination date. The shipment of household goods is limited to those items originally shipped to the country of assignment plus limited reasonable and appropriate acquisitions.
Repatriation
At the conclusion of your assignment, you will be entitled to provisions outlined in the Pre-departure and Relocation section in reverse as follows:
■	Shipment of household goods and personal effects;

■	Relocation allowance;

■	Travel for you and your accompanying family members to Minneapolis;

■	Return to U.S.-based health and welfare benefits, if still employed and benefits eligible;

Robert W. Peterson

■	Tax briefing and tax preparation assistance related to your international assignment.
The following provisions will cease:
■	Storage of household goods in the home country will cease once you and you accompanying family members have moved into your permanent residence in Minneapolis, and

■	All premiums, differentials, allowances and subsidies will cease upon repatriation.
Retirement
Piper Jaffray will repatriate you to Minneapolis, Minnesota, prior to any termination due to retirement.
Death on Assignment
If you die while on assignment, Piper Jaffray reimburses your next of kin or the estate for all reasonable expenses incurred in excess of those that would normally occur had death been in the home country. Reimbursement expenses include the return of the deceased for interment in the home country and moving expenses back to the home country for those prescribed as family members.
Documentation and Recordkeeping Responsibility
The responsibility for maintaining appropriate records and payments is a joint responsibility of both you and Piper Jaffray, including our supporting vendors such as KPMG, Weichert, etc. While every effort will be made by Piper Jaffray and its partners to ensure accurate work is completed on time, you should be actively involved in the review process. If at any time you find errors in, or have any questions concerning your pay, allowances, or taxes, please bring them to our attention for correction or clarification.
Reimbursements
Except as otherwise specifically provided in this letter, any reimbursements for which you are eligible must be handled promptly. Documentation of reimbursable expenses must be submitted to Piper Jaffray within 45 days after such expenses are incurred. Piper Jaffray will pay reimbursable amounts promptly thereafter and in any event not later than March 15 of the calendar year following the year in which you incurred the reimbursable expense. With respect to any reimbursements and the provision of in-kind benefits to you that are not current compensation for services performed (such as tax preparation services), the amount of such reimbursements and in-kind benefit provided during any calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year, and the right to reimbursement of such expenses or in-kind benefits may not be exchanged for cash or any other benefit. Any reimbursements or in-kind benefits provided under this letter agreement are intended to be payable in accordance with a reimbursement plan pursuant to Section 409A of the Code.
Section 409A
As previously noted, this letter agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code, as amended, and the rules and regulations promulgated thereunder, and shall be interpreted and administered consistent therewith. You acknowledge and agree that you were advised by the Company to consult with an attorney of your own choosing concerning the provisions of this assignment letter including all such provisions that are or may be subject to Section 409A of the Code.
Notice Period
You agree to abide by Piper Jaffray’s notice period policy. This policy requires that you provide Piper Jaffray with 60 days written notice of your intent to resign from your employment. During this notice

Robert W. Peterson

period you will continue to be an employee of Piper Jaffray and may be required to continue to perform certain job responsibilities and/or transition your responsibilities. During this notice period you will continue to receive your base salary and to participate in all benefit plans corresponding to an employee at your level. Piper Jaffray may require that you not come to work during the notice period. In no event, however, may you perform services for any other employer during the notice period.
At Will Employment
Your employment continues to be at will. Nothing in this letter modifies the at-will employment relationship between you and Piper Jaffray. You and Piper Jaffray retain the right to terminate your employment, without notice at any time, for any reason.
Code of Conduct
While conducting business on behalf of Piper Jaffray while on assignment, and while living as a representative of both Piper Jaffray and the United States while on assignment, you will be expected to act as an appropriate ambassador of the firm and your country. As such, you must adhere to all firm policies and procedures, including but not limited to: Guiding Principles, Code of Ethics, Employee Handbook, etc., as well as all applicable securities and other laws and regulations. It is very likely that U.S. industry regulations will remain in full force. Even if U.S. regulatory rules do not apply, it is the expectation that you will comply with the intent and spirit of these regulations at all times.
Failure to comply with or perform up to an acceptable level with the professional and reasonable standards of behavior can lead to disciplinary actions, including repatriation, and up to and including the termination of employment.
This international assignment provides a meaningful opportunity for you to develop further as a leader in our firm and is an integral part of executing against our growth strategy. I look forward to discussing any additional questions you may have.
Regards,
/s/ Thomas P. Schnettler
Thomas P. Schnettler
President and Chief Operating Officer
In acknowledgment of receipt and concurrence of the terms and conditions included within this letter, please sign below and return.

Signed	/s/ Robert W. Peterson Robert W. Peterson	1/13/2010 Date

Cc:	HR Payroll Accounting KPMG